EXHIBIT 99.1

News Release

Cleco Investor Contacts:
Kathleen F. Nolen, 318/484-7687
Kenneth Nolley, 318/484-7715
Rodney J. Hamilton, 318/484-7593

Dresner Companies/Analyst Inquiries
Kristine Walczak, 312/726-3600                                                        June 21, 2002

Cleco Media Contact:
Michael Burns, 318/484-7663

Mirant Investor Contact:
John Robinson, 678/579-7782

Mirant Media Contact:
David Payne, 678/579-6065

Cleco Corporation Finalizes Purchase of
Mirant's Interest in Louisiana Power Plant

          PERRYVILLE, La. - Mirant (NYSE: MIR) today announced the sale of its 50 percent interest in a 725-megawatt power plant in northeast Louisiana to Cleco Corp. (NYSE, PCX: CNL). The purchase agreement between the companies was announced in March 2002.

          The nearly completed natural gas-fired plant is owned by Perryville Energy Partners LLC, formerly a 50/50 joint venture between subsidiaries of Cleco and Mirant and now wholly owned by Cleco's subsidiary.

          At closing, Cleco paid $54.4 million in cash to Mirant as repayment of project debt, invested capital to date and other miscellaneous costs. As previously announced, the terms of the purchase agreement required Cleco to retire $48 million in project debt owed to Mirant and assume Mirant's total equity commitment of up to $19.5 million.

          In connection with the existing project financing, Mirant made a $25 million subordinated loan to the project. Mirant retains certain obligations as a project sponsor, some of which are subject to indemnification by Cleco.  The obligations retained by Mirant and not subject to indemnity relate primarily to an existing 20-year power sales agreement with a Mirant subsidiary.

          Cleco used a combination of newly issued common equity and debt to acquire Mirant's interest.

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          "We were able to secure sole ownership of a valuable asset while maintaining our strong credit profile," Cleco President and CEO David Eppler said. "We now own approximately another 360 megawatts of highly efficient capacity that will help meet the energy needs of Louisiana and our region for years to come."

          "Mirant has aggressively moved to execute its business plan, strengthen its balance sheet and improve its liquidity," said Randy Harrison, senior vice president, Mirant.  "This sale brings us nearly 90 percent of the way to achieving our goal of $1.6 billion in sales or announced sales of assets."

          Mirant will continue to control output of the plant under the 20-year power sales agreement.  That agreement allows Mirant to supply the natural gas needed to fuel the plant and to own and market the plant's output through its marketing and risk management organization.

          The plant's 568-megawatt combined-cycle unit is scheduled to begin commercial operation in July. The plant's first phase, a 157-megawatt simple-cycle unit, began commercial operation last summer. Cleco will continue operating and maintaining the plant, which is located about 12 miles north of Monroe, La.

          "Our wholesale energy subsidiary, which began operations in 1999, now owns about $800 million in assets," Eppler said. "And while the generation market has changed dramatically in the last year, we're going to continue our disciplined expansion of that business, looking for more solid opportunities like Perryville."

          Cleco Corp. is a regional energy services company headquartered in Pineville, La.  It operates a nonregulated midstream energy business that has approximately 2,100 megawatts of unregulated generating capacity either in operation or under construction.  Cleco also operates a regulated electric utility company that serves more than 250,000 customers across Louisiana. For more information, visit www.cleco.com.

          Mirant is a global competitive energy company. Mirant delivers value by integrating an extensive portfolio of power and natural gas assets with marketing and risk management expertise. The company has facilities in North America, Asia, Caribbean and Europe. Visit Mirant at www.mirant.com.

Caution regarding forward-looking statements:

          In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances with respect to which there are many risks and uncertainties, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco's facilities, as well as Mirant's operating activities, and other risks and uncertainties more fully described in Cleco's and Mirant's latest Annual Reports on Form 10-K.  Actual results may differ materially from those indicated in such forward-looking statements.  Both Cleco and Mirant expressly disclaim any obligation to update any information presented in this release.

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